Exhibit 10.37

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 6, 2026 (the “Effective Date”), by and between American Ocean Minerals Corporation, a Delaware corporation (the “Company”), and Paul H. Warmé (“Executive”).

WHEREAS, the Company wishes to employ Executive as the Chief Financial Officer of the Company and Executive wishes to work as the Chief Financial Officer of the Company, commencing as of August 6, 2026 (the “Start Date”); and

WHEREAS, the Company and Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

1.   Employment. The Company agrees to employ Executive, and Executive hereby accepts such employment, upon the terms and subject to the conditions set forth herein, for a period commencing on the Start Date and ending on the date this Agreement is terminated in accordance with Section 5 (the “Employment Term”).

2.   Position; Duties. During the Employment Term, Executive shall serve as the Chief Financial Officer of the Company. In such position, Executive shall report to the Chief Executive Officer of the Company and shall have such duties and authority as are customary for such position, including responsibility for the strategic and operational financial management of the Company and its Affiliates, including planning, reporting, treasury, tax, internal controls, and investor relations functions, in addition to such other duties as are customarily associated with the position of Chief Financial Officer or as reasonably assigned by the Chief Executive Officer of the Company or the Board. During the Employment Term, Executive agrees to devote Executive’s full business time and reasonable best efforts to the performance of Executive’s duties to the Company. The foregoing shall not be construed to prohibit Executive from engaging in activities relating to serving on civic and charitable boards or committees, and managing personal investments, provided that such activities do not significantly interfere or conflict with the performance by Executive of Executive’s duties, responsibilities, or authorities hereunder.

3.   Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive an annualized base salary of $400,000, payable in substantially equal installments in accordance with the Company’s usual payroll practices. Executive’s annual base salary, as in effect from time to time, is referred to herein as the “Base Salary.” The Base Salary will be reviewed by the Board (or a committee thereof) annually, and may be increased, but not decreased.

(b) Annual Bonus. During the Employment Term, Executive shall be eligible to receive an annual bonus based on the achievement of performance objectives established each year by the Board (or a committee thereof) (the “Annual Bonus”). Executive’s target Annual Bonus amount will be 35% of the Base Salary then in effect (the “Target Annual Bonus”), with the opportunity to earn up to 200% of the Target Annual Bonus for achieving maximum performance objectives; provided, however, that Executive’s Target Annual Bonus for 2026 will be pro-rated based on the Start Date. Unless otherwise determined by the Board (or a committee thereof) upon establishment of the applicable performance objectives, any earned Annual Bonus will be paid to Executive 50% in a lump sum cash payment and 50% in fully vested shares of Parent common stock, in each case, generally following completion of the audit for the fiscal year to which such Annual Bonus relates. Payment of any Annual Bonus is subject to Executive’s continued employment with the Company through the date of such payment.

(c) Initial RSU Award. As soon as practicable following the Merger, subject to approval by the Board (or a committee thereof), Executive will receive an initial grant of restricted stock units (“RSUs”) representing a right to receive Parent common stock with a value of approximately $5 million (calculated using a per share price of $27.50, adjusted to give effect to the reverse stock split) (such RSUs, the “Initial RSU Award”). The Initial RSU Award shall vest as to 20% upon achievement of each of the following performance milestones within four years following the applicable date of grant: (i) final contracts for demonstration and initial commercial vessel, and processing (both greenfield and interim processing); (ii) first vessel financing; (iii) stockpile or WIP financing; (iv) processing financing; and (v) regulatory approval for first commercial harvesting of at least 200 kilo-tons per year. The Initial RSU Award will be subject to the terms and conditions of the Plan and the applicable award agreement approved by the Board (or a committee thereof); provided, that such award agreement shall provide for accelerated vesting so that 100% of the Initial RSU Award will immediately vest in the event of any of the following: (i) a termination of Executive’s employment by the Company without Cause, subject to Executive’s timely execution and non-revocation of the Release (as defined below), (ii) death of Executive, or (iii) Disability of Executive.

(d) Annual Equity Awards. During the Employment Term, Executive will be eligible to receive equity incentive grants of Parent as determined by the Board (or a committee thereof). For 2027 and 2028, Executive’s target annual equity award will be 140% of the Base Salary then in effect, with the size of Executive’s equity incentive grants for each year determined based on the evaluation by the Board (or a committee thereof) of Executive’s performance for the preceding year. Subject to determination otherwise by the Board (or a committee thereof), it is expected that the annual equity awards in 2027 and 2028 will be in the form of RSUs that vest ratably in three annual installments. All equity awards granted to Executive will be subject to the terms and conditions of the Plan and the applicable award agreement approved by the Board (or a committee thereof); provided, that such award agreements shall provide for accelerated vesting so that (i) 100% of any awards that are subject exclusively to time-based vesting will immediately vest and (ii) any service-based component of any award subject to performance-based vesting will be deemed to be satisfied, in each case, in the event of any of the following: (A) a termination of Executive’s employment by the Company without Cause, subject to Executive’s timely execution and non-revocation of the Release (as defined below), (B) death of Executive, or (C) Disability of Executive. Nothing herein shall be construed to give Executive any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board (or a committee thereof).

(e) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee retirement and health and welfare benefit plans as in effect from time to time on the same basis as those benefits are generally made available to other senior management employees of the Company, in each case, to the extent that Executive is eligible under the terms of such plans or programs.

(f) Vacation. During the Employment Term, Executive shall be entitled to 25 days of paid vacation time annually, prorated for periods of employment of less than one year, in accordance with the Company’s vacation policies as in effect from time to time. During the Employment Term, Executive shall also be eligible for all other holiday and leave pay (other than paid vacation) generally available to other employees of the Company.

(g) Relocation. Executive shall be entitled to a relocation stipend of $20,000, payable within 30 days following the Start Date, which is intended to support Executive’s relocation to the ultimate headquarters of the Company. Prior to such relocation, Executive shall be provided with reasonable temporary accommodations as approved by the Chief Executive Officer of the Company. Executive and the Company agree that Executive will not be required to relocate more than once.

(h) Legal Fees. The Company shall reimburse Executive up to $30,000 for reasonable attorneys’ fees incurred by Executive in connection with negotiation and preparation of this Agreement, the award agreements governing any equity awards granted pursuant to Sections 3(c) and 3(d) (collectively, the “Award Agreements”) and related compensation and benefits matters, subject to Executive providing the Company with documentation of such attorneys’ fees.

4.   Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by Company in accordance with the Company’s policies as in effect from time to time.

5.   Termination. The Employment Term and Executive’s employment may be terminated (x) by the Company at any time and for any reason upon Notice to Executive and (y) by Executive upon at least 30-days’ advance Notice to the Company. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 and the terms of Award Agreements shall exclusively govern Executive’s rights to payment of compensation, severance, employee benefits and business expenses upon termination of employment with the Company.

(a) By the Company for Cause; By Executive. The Employment Term and Executive’s employment may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation. If Executive’s employment is terminated by the Company for Cause or if Executive resigns, Executive shall receive:

(i) the Base Salary accrued through the Termination Date, payable as soon as practicable following the Termination Date or as otherwise required by applicable law;

(ii) any employee benefits to which Executive may be entitled under the employee benefit plans of the Company, which shall be paid in accordance with the terms of the applicable plans;

(iii) reimbursement for any unreimbursed business expenses incurred through the Termination Date and properly submitted on or prior to the Termination Date, payable in accordance with the Company’s then applicable policies (the amounts described in clauses (i) through (iii) hereof, the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive, except as set forth in this Section 5(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability; Death. The Employment Term and Executive’s employment may be terminated by the Company upon Executive’s Disability or death. If Executive’s employment is terminated as a result of Executive’s Disability or death, Executive (or Executive’s estate or beneficiaries) shall receive the Accrued Rights. Following termination of Executive’s employment as a result of Executive’s Disability or death, except as set forth in this Section 5(b) and the Award Agreements, Executive (or Executive’s estate or beneficiaries) shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company without Cause. The Employment Term and Executive’s employment may be terminated by the Company without Cause. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Executive shall receive the Accrued Rights and the following, subject to Executive’s timely execution and non-revocation of a release of claims in the form provided by the Company (the “Release”) and Executive’s continued compliance with the provisions set forth in Sections 6, 7 and 8:

(i) (I) if the Termination Date is after the consummation of the Merger, the Company shall pay severance to Executive in a total amount equal to (A) in the event the Termination Date is prior to the first anniversary of the Start Date, six months of Executive’s Base Salary or (B) in the event the Termination Date is on or following the first anniversary of the Start Date, 12 months of Executive’s Base Salary, or (II) if the Termination Date is before the consummation of the Merger or the Termination Date is after the Merger Agreement is terminated without consummation of the Merger, the Company shall pay severance to Executive in a total amount equal to 12 months of Executive’s Base Salary and the Target Annual Bonus for the year in which the Termination Date occurs (which, for the avoidance of doubt, will include the full Target Annual Bonus for a Termination Date in 2026 or thereafter) (such number of months in the foregoing Clause (I)(A), (I)(B) or (II), as applicable, the “Severance Period”), payable in substantially equal installments over the Severance Period in accordance with the Company’s regular payroll practices beginning on the Company’s first regularly scheduled payroll date following the date that is 60 days after the Termination Date; provided, however, that the first installment shall include any amounts that would have been paid following the Termination Date had such installments commenced on the first regularly scheduled payroll date following the Termination Date; and

(ii) subject to Executive’s timely election of continuation coverage under COBRA, and subject to Executive’s copayment of premium amounts at the then applicable active employees’ rate, the Company shall pay the remainder of the premiums for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the end of the Severance Period; (B) Executive becoming eligible for other group health benefits; or (C) the expiration of Executive’s rights under COBRA; provided, that in the event that the benefits provided herein would subject the Company or any Affiliate to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, Executive and the Company agree to work together in good faith to restructure the foregoing benefit; provided, however that in the event the restructured benefit results in taxable compensation to Executive, the Company will pay an additional cash amount in order to gross up the benefit to Executive for such taxes.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability), except as set forth in this Section 5(c) and the Award Agreements, Executive (or Executive’s estate or beneficiaries) shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Notice of Termination. Any termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e) Termination and Offices Held. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive may then hold as an employee, officer or director of the Company or any Affiliate of the Company. Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.

6.   Confidential Information; Intellectual Property; Return of Company Property.

(a) During the course of Executive’s employment or engagement with the Company, Executive has learned and will continue to learn of Confidential Information (as defined below), and Executive has developed and will continue to develop Confidential Information. In addition, Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and Third Party Information, and Executive agrees that at all times from and after the Effective Date, including at all times following Executive’s termination for any reason, Executive will not, directly or indirectly, use or disclose any Confidential Information or Third Party Information other than in the proper performance of Executive’s duties to the Company and its Affiliates.

(b) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this Section 6(b), or to notify the Company that Executive has engaged in any such conduct.

(c) All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company or its Affiliates, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Employment Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company or its Affiliates (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing its rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

(d) As of any earlier date requested by the Company and upon the Termination Date, Executive will return to the Company all Company documents (and all copies thereof) and other Company property that Executive has in Executive’s possession or control, including Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any Confidential Information (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property, and information.

7.   Non-Disparagement. During the Employment Term and thereafter, Executive shall refrain from making (or causing or assisting any other Person to make) any oral or written statements about the Company or any Affiliate that (i) are slanderous, libelous, disparaging or defamatory or (ii) place the Company, any Affiliate or any of their respective directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public. Notwithstanding the foregoing, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other civil or criminal conduct that Executive has reason to believe is unlawful.

8.   Non-Competition; Non-Solicitation.

(a) Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. Executive further acknowledges that during the course of Executive’s employment with the Company or its Affiliates, Executive will have access to trade secrets and other Confidential Information, which, if disclosed (or used intentionally), would unfairly and inappropriately assist in competition against the Company and its Affiliates. Therefore, in consideration of the information (including Confidential Information) that may be provided to Executive during the course of Executive’s employment with the Company or its Affiliates hereunder, Executive agrees that the following restrictions on Executive’s activities during the Restricted Period (as defined below) are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates from unfair and inappropriate competition.

(b) During the Restricted Period, Executive shall not (other than in connection with Executive’s duties hereunder), directly or indirectly through any Person or contractual arrangement:

(i) engage in the Business anywhere in the Restricted Territory, or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that competes in whole or in part with the Business anywhere in the Restricted Territory; provided, that Executive and Executive’s affiliates may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if none of Executive or Executive’s affiliates are a controlling Person of, or a member of a group which controls, such Person and Executive and Executive’s affiliates do not, directly or indirectly, own collectively 5% or more of any class of securities of such Person;

(ii) solicit, recruit or hire any person in any capacity who at any time on or after the Effective Date is a Company Group Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at the Company Group Employees or (B) Executive from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by Company or any Affiliate for at least six months prior to such solicitation, recruiting or hiring; or

(iii) approach or seek Business from any Customer, refer Business from any Customer to any Person or be paid commissions based on Business sales received from any Customer by any Person.

(c) If a court of competent jurisdiction determines that any portion of this Section 8 is invalid or unenforceable, the remainder of this Section 8 shall be given full effect without regard to the invalid provision. If any court of final and non-appealable judgment construes any of the provisions of this Section 8, or any part thereof, to be unreasonable because of the duration, geographic location, or scope of such provision, such provision shall be deemed to be amended to cover the maximum duration, geographic location, and scope not so determined to be unreasonable.

9.   Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 6 through 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any severance benefits under Section 5(c) otherwise required by this Agreement and seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10.  Definitions.

(a) “Affiliate” means (i) all Persons directly or indirectly controlling, controlled by or under common control with the Company, including Parent, (ii) all entities in which the Company directly or indirectly owns an equity interest; and (iii) all predecessors, successors and assigns of those Affiliates identified in (i) and (ii).

(b) “Board” means the Board of Directors of the Company or, following the consummation of the Merger, the Board of Directors of Parent.

(c) “Business” means (i) the exploration, development, harvesting, processing, refining, commercialization, marketing, and sale of polymetallic nodule resources and the products derived therefrom, (ii) any other business that the Company or its Affiliates is engaging in as of the Termination Date or (iii) any business of which Executive becomes aware that the Company or its Affiliates has active plans to engage in during the Restricted Period.

(d) “Cause” means the occurrence of any of the following, as reasonably determined in good faith by the Board: (i) Executive’s indictment for or a conviction of, or plea of guilty or nolo contendere to, (A) a felony or (B) a misdemeanor involving moral turpitude; (ii) Executive’s fraudulent, unlawful or grossly negligent conduct in connection with Executive’s employment with the Company or otherwise with respect to the Company and its Affiliates; (iii) Executive’s willful misconduct in the course of Executive’s employment with the Company or otherwise with respect to the Company and its Affiliates, including a knowing and intentional material violation of any written policy of the Company or any of its Affiliates; (iv) any material act of dishonesty resulting or intending to result in material personal gain or enrichment at the expense of the Company or its Affiliates; (v) any material breach or non-performance of any provision of this Agreement or any other agreement between Executive and the Company or any Affiliate; or (vi) material insubordination or failure by Executive to follow the lawful instructions or directions of the Chief Executive Officer or the Board; provided, that, with respect to clauses (iii)—(vi), to the extent such condition is curable, Executive will have 10 days to effect a cure satisfactory to the Board in its reasonable discretion following Notice from the Board to Executive.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(f) “Code” means the Internal Revenue Code of 1986.

(g) “Company Group Employee” means, collectively, officers, directors and employees of the Company or any Affiliate and persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to the Company or any Affiliate.

(h) “Confidential Information” means any and all information of the Company and its Affiliates, except as limited by the last sentence of this Section 10(h). Confidential Information includes the information, observations and data obtained by Executive during the period of Executive’s employment by or affiliation with the Company or any Affiliate concerning the Business and affairs of the Company and its Affiliates, information concerning acquisition opportunities in or reasonably related to the Business or the Company’s or its Affiliates’ industry of which Executive becomes aware while employed or affiliated with the Company and its Affiliates, the Persons that are current, former or prospective suppliers or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential financial and business plans, employee lists and telephone numbers, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment, and any work product, summary, or other material in whatever form or medium prepared by Executive incorporating or derived from any of the foregoing. Confidential Information does not include information that enters the public domain other than through Executive’s breach of Executive’s obligations under this Agreement or any other agreement between Executive and the Company or its Affiliates.

(i) “Customer” means any Person to which the Company or any Affiliate provided products or services during the 12-month period prior to the time at which any determination shall be made that any such Person is a Customer.

(j) “Disability” means a physical or mental impairment which, as reasonably determined in good faith by the Company, renders Executive unable to perform the essential functions of Executive’s employment with the Company and its Affiliates, as applicable, even with reasonable accommodation that does not impose an undue hardship on the Company and its Affiliates, for more than 180 days in any 365-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(k) “Merger” means the transactions contemplated by that Agreement and Plan of Merger, dated April 8, 2026, between Parent, Oceanus Merger Sub, Inc., and the Company (the “Merger Agreement”).

(l) “Parent” means (i) prior to consummation of the Merger, Odyssey Marine Exploration, Inc., a Nevada corporation and (ii) following consummation of the Merger, American Ocean Minerals Corporation, a Nevada corporation (f/k/a Odyssey Marine Exploration, Inc.).

(m) “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

(n) “Plan” means the American Ocean Minerals Corporation 2026 Equity Incentive Plan.

(o) “Restricted Period” means the period beginning on the Effective Date and ending on the first anniversary of the Termination Date; provided, however, that the Restricted Period shall be reduced by one day for each day of garden leave prior to the Termination Date under a “covered garden leave agreement” (as defined for purposes of the Florida Contracts Honoring Opportunity, Investment, Confidentiality, and Economic Growth Act (the “CHOICE Act”)).

(p) “Restricted Territory” means (i) the United States, Cook Islands and their respective exclusive economic zones, (ii) any other exclusive economic zone where the Company or its Affiliates is engaging in the Business as of the Termination Date and (iii) any other exclusive economic zone where Executive becomes aware that the Company or its Affiliates has active plans to engage in the Business during the Restricted Period.

(q) “Termination Date” means the date of Executive’s termination of employment with the Company and any Affiliate for any reason.

11.  Miscellaneous.

(a) Governing Law; Consent to Personal Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EXECUTIVE AND THE COMPANY HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN HILLSBOROUGH COUNTY, FLORIDA OR THE MIDDLE DISTRICT OF FLORIDA FOR ANY LAWSUIT FILED THERE BY EXECUTIVE OR BY THE COMPANY CONCERNING EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, AT SUCH TIME AS THE COMPANY HEADQUARTERS IS ESTABLISHED AFTER THE MERGER, GOVERNING LAW OF THIS AGREEMENT SHALL BE CHANGED FROM FLORIDA TO THE LAW OF THE STATE OF LOCATION OF COMPANY HEADQUARTERS, AND PERSONAL JURISDICTION WILL CHANGE TO THE STATE AND FEDERAL COURTS LOCATED CLOSEST TO COMPANY HEADQUARTERS.

(b) Entire Agreement/Amendments. This Agreement and the Award Agreements contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this

Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to any Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor Person.

(f) Company Representation. The Company represents that it has received all consents required under the terms of the Merger Agreement to enter into this Agreement with Executive and that entry into this Agreement with Executive by the Company would not violate any provision of the Merger Agreement.

(g) Counterclaim; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to counterclaim and to seek recoupment of amounts owed by Executive to the Company or its Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(h) Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if, as of the Termination Date, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. For purposes of Section

409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(h); provided, that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto or any tax imposed under Section 409A of the Code.

(i) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 5), such amounts shall be paid to Executive’s beneficiary designated in a Notice provided to and accepted by the Company or, in the absence of such designation, to Executive’s estate.

(j) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

American Ocean Minerals Corporation

Attn: Chief Executive Officer

400 North Ashley Dr. Suite 1900

Tampa, FL 33602

If to Executive, to the address listed in the Company’s payroll records from time to time.

(k) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges and agrees that: (i) Section 8 of this Agreement constitutes a covered noncompete agreement under the CHOICE Act, (ii) the Company has advised Executive in writing of Executive’s right to seek the advice of legal counsel before executing this Agreement and has provided Executive at least seven days to review this Agreement, and (iii) during Executive’s employment with the Company, Executive will receive Confidential Information.

(l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation. This provision shall survive any termination of this Agreement.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto. The Company and Executive intend this Agreement to comply with, and to be enforced to the fullest extent permitted by, the CHOICE Act, and this Agreement shall be construed and, if necessary, reformed to give effect to that intent.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the Effective Date.

AMERICAN OCEAN MINERALS CORPORATION

/s/ Mark Justh
Name: Mark Justh
Title: Chief Executive Officer

EXECUTIVE

/s/ Paul H. Warmé
Name: Paul H. Warmé

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT